Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement (No. 333-236647) on Form S-3 and Registration Statement (No. 333-250131) on Form S-8 (Post-Effective Amendment No. 1 to Form S-4) of First Citizens Bancshares, Inc. of our report dated March 1, 2022, relating to the financial statements of CIT Group Inc. appearing in this Current Report on Form 8-K/A dated March 18, 2022.

/s/ Deloitte & Touche LLP

New York, New York
March 18, 2022